(1)
This statement is being filed by The Goldman Sachs Group, Inc. (“GS Group”), Goldman Sachs & Co. LLC (“Goldman Sachs”), GS Capital Partners VI Parallel, L.P. (“GS Parallel”), GS Capital Partners VI Offshore Fund, L.P. (“GS Offshore”), GS Capital Partners VI Fund, L.P. (“GS Cap Partners VI”), GS Capital Partners VI GmbH & CO. KG (“GS Germany”), Opportunity Partners Offshore-B Co-Invest AIV, L.P. (“Opportunity Partners” and, together with GS Parallel, GS Offshore, GS Cap Partners VI and GS Germany, the “GS Funds”), GSCP VI Offshore IceCap Investment, L.P. (“GSCP Offshore IceCap Investment”), GSCP VI GmbH IceCap Investment, L.P. (“GSCP GmbH IceCap Investment”), IceCap2 Holdings, L.P. (“IceCap2 Holdings” and, together with GS Parallel, GSCP Offshore IceCap Investment, GS Cap Partners VI and GSCP GmbH IceCap Investment, the “GS Investors”), GS Advisors VI, L.L.C. (“GS Advisors VI”), Goldman, Sachs Management GP GmbH (“GS GmbH”), GSCP VI Advisors, L.L.C. (“GSCP VI Advisors”), GSCP VI Offshore Advisors, L.L.C. (“GSCP VI Offshore Advisors”) and Opportunity Partners Offshore-B Co-Invest AIV Advisors, Ltd. (“Opportunity Advisors” and, together with GS Group, Goldman Sachs, the GS Funds, GSCP Offshore IceCap Investment, GSCP GmbH IceCap Investment, IceCap2 Holdings, GS Advisors VI, GS GmbH, GSCP VI Advisors and GSCP VI Offshore Advisors, the “Reporting Persons”).

(2)	Due to the electronic system’s limitation of 10 Reporting Person per joint filing, this statement is being filed in duplicate.

(3)
Goldman Sachs and GS Group may be deemed to beneficially own indirectly, in the aggregate, 28,808,224 common shares, par value $0.01 per share (“Common Shares”) of Americold Realty Trust (the “Issuer”) by reason of the beneficial ownership of 325,000 shares of the 5.00% Series B Cumulative Convertible Voting Preferred Shares of the Issuer (the “Preferred Shares”) by the GS Investors because affiliates of Goldman Sachs and GS Group are the general partner, managing limited partner, managing general partner, managing partner, managing member or member of each of the GS Investors. Goldman Sachs is a subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the GS Investors.

(4)
GS Parallel beneficially owns directly 32,090 Preferred Shares, which may be deemed to be beneficially owned indirectly by GS Parallel’s general partner, GS Advisors VI. GSCP Offshore IceCap Investment beneficially owns directly 97,065 Preferred Shares, which may be deemed to be beneficially owned indirectly by GS Offshore and indirectly by GS Offshore’s general partner, GSCP VI Offshore Advisors. GS Cap Partners VI beneficially owns directly 116,697 Preferred Shares, which may be deemed to be beneficially owned indirectly by GS Cap Partners VI’s general partner, GSCP VI Advisors. GSCP GmbH IceCap Investment beneficially owns directly 4,148 Preferred Shares, which may be deemed to be beneficially owned indirectly by GS Germany and indirectly by GS Germany’s general partner, GS GmbH. IceCap2 Holdings beneficially owns directly 75,000 Preferred Shares, which may be deemed to be beneficially owned indirectly by Opportunity Partners and indirectly by Opportunity Partner’s general partner, Opportunity Advisors.

(5)
Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein, if any, and this report shall not be deemed an admission that any such Reporting Person is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Exchange Act, or for any other purpose.

(6)
In connection with the consummation of the initial public offering of the Issuer, all of the GS Investors’ Preferred Shares will convert into the 28,808,224 Common Shares and the payment of cash in lieu of fractional shares, based on a conversion price of $11.2815.